Exhibit 4.1
Description of the Registrant’s Securities
Registered Pursuant to Section 12
of the Securities Exchange Act of 1934
The following description of the terms of our securities is only a summary. For a complete description, we refer you to our articles of incorporation and amended and restated by-laws, which are filed as exhibits to this Annual Report on Form 10-K, and to the applicable provisions of the Maryland General Corporation Law (the “MGCL”). As used in this exhibit, and except where the context otherwise requires, “we,” “us,” and “our” refer to Cedar Realty Trust, Inc.
Securities Registered Under Section 12 of the Securities Exchange Act of 1934.
We have two classes of stock registered under Section 12 of the Securities Exchange Act of 1934 (including the rules and regulations thereunder, the “Exchange Act”): (1) our 7-1/4% Series B Cumulative Redeemable Preferred Stock, $25.00 Liquidation Value (the “Series B Preferred Stock”) and (2) our 6-1/2% Series C Cumulative Redeemable Preferred Stock, $25.00 Liquidation Value (the “Series C Preferred Stock”, and together with the Series B Preferred Stock, the “Preferred Stock”).
Description of the Series B Preferred Stock
Ranking
The Series B Preferred Stock, with respect to distribution rights and rights upon liquidation, dissolution or winding up, ranks:
(i) senior to our authorized common stock, which consists of 150 million shares of common stock with a par value of $.06 per share (the “Common Stock”), and all other classes or series of our equity securities we may issue in the future the terms of which specifically provide that such equity securities will rank junior to the Series B Preferred Stock;
(ii) on a parity with the Series C Preferred Stock and all other classes or series of our equity securities we may issue the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock; and
(iii) junior to all classes or series of equity securities we may issue the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock.
The term “equity securities” does not include any convertible debt securities we may issue in the future.
Distributions
Holders of the Series B Preferred Stock are entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 7.25% of the liquidation preference per annum. Distributions on the Series B Preferred Stock accrue and are cumulative from (but excluding) the date of original issue and are payable quarterly in arrears on the 20th day of each February, May, August and November or, if not a business day, the next business day. Distributions payable on the Series B Preferred Stock for any partial period are computed on the basis of a 360-day year consisting of twelve 30-day months. We pay distributions to holders of record as they appear in our stock transfer books at the close of business on the applicable record date designated by our board of directors for the payment of distributions that is not more than 60 nor less than 10 days prior to the distribution payment date.
We do not authorize or pay any distributions on the Series B Preferred Stock or set aside funds for the payment of distributions if restricted or prohibited by law, or if the terms of any of our agreements, including agreements relating to our indebtedness or our other series of preferred stock, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement. We are, and may in the future become, a party to agreements which restrict or prevent the payment of distributions on, or the purchase or redemption of, shares. These restrictions may include indirect covenants which require us to maintain specified levels of net worth or assets.
Notwithstanding the foregoing, distributions on the Series B Preferred Stock accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Stock do not bear interest, and holders of the Series B Preferred Stock are not entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on the Series B Preferred Stock, including any capital gain distributions, are credited first to the earliest accrued and unpaid distribution due.

We do not declare or pay any distributions (other than distributions in kind on our Common Stock or shares of any other class or series of our preferred stock that rank junior to the Series B Preferred Stock as to distributions), or set aside any funds for the payment of distributions, on shares of our Common Stock or shares of any other class or series of our preferred stock that rank on a parity with or junior to the Series B Preferred Stock as to distributions, including the Series C Preferred Stock, or redeem or otherwise acquire shares of our Common Stock or shares of any other class or series of our preferred stock that rank on a parity with or junior to the Series B Preferred Stock, including the Series C Preferred Stock, as to distributions (except by conversion into or exchange for our Common Stock or other shares ranking junior to the Series B Preferred Stock), unless we also have declared and either paid or set aside for payment full cumulative distributions on the Series B Preferred Stock for all past distribution periods (other than pro rata distributions as described below). This restriction does not limit our redemption or other acquisition of shares for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our charter (as may be amended or supplemented) or for the purpose of preserving our status as a REIT for federal income tax purposes.
If distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and any other class or series of our preferred stock ranking on a parity with the Series B Preferred Stock as to distributions, including the Series C Preferred Stock, all distributions declared upon the Series B Preferred Stock and such other class or series of preferred stock will be authorized pro rata so that the amount of distributions authorized per share of Series B Preferred Stock and per share of such other class or series of preferred stock (which will not include any accumulation in respect of unpaid distributions for prior distribution periods if such other class or series of preferred stock does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Stock which may be in arrears.
Optional Redemption
At our option upon not less than 30 nor more than 60 days written notice, we may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus all accrued and unpaid distributions to, but not including, the date fixed for redemption.
We will mail to record holders of the Series B Preferred Stock a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any share of Series B Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;
•	the redemption price, including, without limitation, a statement as to whether or not accumulated but unpaid distributions will be payable as part of the redemption price, or payable on the next distribution payment date, to the record holder at the close of business on the relevant record date;
•	the number of shares of Series B Preferred Stock to be redeemed;
•	the place where the certificates (if any) for the Series B Preferred Stock are to be surrendered for payment; and
•	that distributions on the shares to be redeemed will cease to accrue on the redemption date.
If we redeem fewer than all of the shares of Series B Preferred Stock held by any holder, the notice of redemption mailed to each stockholder will also specify the number of shares of Series B Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series B Preferred Stock to be redeemed on a pro rata basis. Any redemption may be made conditional on such factors as may be determined by our board of directors and as set forth in the redemption notice. Unless full cumulative distributions on all shares of Series B Preferred Stock have been or contemporaneously are declared and either paid or set aside for payment for all past distribution periods, we generally may not redeem any Series B Preferred Stock unless we redeem all of the Series B Preferred Stock.
If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the shares of Series B Preferred Stock called for redemption, then, from and after the redemption date, those shares of Series B Preferred Stock will be treated as no longer outstanding, no further distributions will accrue and all other rights of the holders of those shares of Series B Preferred Stock will terminate. The holders of those shares of Series B Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to, but not including, the redemption date.
The holders of shares of Series B Preferred Stock at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series B Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series B Preferred Stock between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock to be redeemed.
The Series B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions, except as provided under “— Restrictions on Ownership and Transfer” below.
Subject to applicable law, we may purchase Series B Preferred Stock in the open market, by tender or by private agreement. Any Series B Preferred Stock that we reacquire will be returned to the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by our board of directors.
Special Optional Redemption
Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series B Preferred Stock in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined in “— Conversion Rights” below), we have provided or provide notice of redemption with respect to the Series B Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series B Preferred Stock will not have the conversion right described below under “— Conversion Rights”.
We will mail to record holders of the Series B Preferred Stock a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any share of Series B Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;
•	the redemption price, including, without limitation, a statement as to whether or not accumulated but unpaid distributions will be payable as part of the redemption price, or payable on the next distribution payment date, to the record holder at the close of business on the relevant record date;
•	the number of shares of Series B Preferred Stock to be redeemed;
•	the place where the certificates (if any) for the Series B Preferred Stock are to be surrendered for payment;
•	that the Series B Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;
•	that the holders of the Series B Preferred Stock to which the notice relates will not be able to tender such Series B Preferred Stock for conversion in connection with the Change of Control and each share of Series B Preferred stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and
•	that distributions on the Series B Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the outstanding shares of Series B Preferred Stock held by any holder, the notice of redemption mailed to each stockholder will also specify the number of shares of Series B Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series B Preferred Stock to be redeemed on a pro rata basis. Any such redemption may be made conditional on such factors as may be determined by the board of directors and as set forth in the notice.
Unless full cumulative distributions on all shares of Series B Preferred Stock have been or contemporaneously are declared and either paid or set apart for payment for all past distribution periods, no shares of Series B Preferred Stock will be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed. In addition, unless full cumulative distributions on all shares of Series B Preferred Stock have been or contemporaneously are declared and either paid or set apart for payment for all past distribution periods, we will not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock, any shares of our Common Stock or shares of any other class or series ranking junior to or on parity with the Series B Preferred Stock as to distributions or upon liquidation (except by conversion into or exchange for shares of our equity securities ranking junior to the Series B Preferred Stock as to distributions and upon liquidation). These restrictions on redemptions, purchases and other acquisitions shall not prevent our redemption, purchase or acquisition of preferred stock of any series in order to ensure that we remain qualified as a REIT for United States federal income tax purposes, or the purchase or acquisition of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of the Series B Preferred Stock.
If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series B Preferred Stock called for redemption, then from and after the redemption date, those shares of Series B Preferred Stock will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those shares of Series B Preferred Stock will terminate. The holders of those shares of Series B Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through, but not including, the redemption date.
The holders of Series B Preferred Stock at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series B Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series B Preferred Stock between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series B Preferred Stock to be redeemed.
For purposes of the special optional redemption and the Change of Control conversion rights described below, a “Change of Control” is when, after the original issuance of Series B Preferred Stock, the following has occurred and is continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of our capital stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), and (y) following the closing of any transaction referred to in clause (x), neither we nor the acquiring or surviving entity has a class of common securities (or ADRs, representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ; or

•	a change of control occurs pursuant to the provisions of any shareholder rights plan that may be adopted by the Company.
Conversion Rights
The Series B Preferred Stock is not convertible into or exchangeable for any property or other securities unless upon the occurrence of a Change of Control as described below.

Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series B Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption”, to convert some or all of the Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our Common Stock per share of Series B Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•
the quotient obtained by dividing
(i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for the Series B Preferred Stock distribution payment and prior to the corresponding Series B Preferred Stock distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum), by
(ii) the Common Stock Price; and

•	10.2041 (the “Stock Cap”), subject to the adjustments described below.
The Stock Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of our Common Stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to our Common Stock as follows: the adjusted Stock Cap as the result of a Stock Split will be the number of shares of our Common Stock that is equivalent to the product obtained by multiplying (i) the Stock Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of our Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of our Common Stock outstanding immediately prior to such Stock Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right (or equivalent Alternative Conversion Consideration, as applicable), will not exceed 4,081,640 in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Stock Cap.
In the case of a Change of Control pursuant to which shares of our Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Stock will receive upon conversion of such Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”, and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
If the holders of our Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series B Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
We will not issue fractional shares of Common Stock upon the conversion of the Series B Preferred Stock. Instead, we will pay the cash value of such fractional shares.
Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;
•	the date of the Change of Control;
•	the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right;
•	the method and period for calculating the Common Stock Price;
•	the Change of Control Conversion Date;
•	that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series B Preferred Stock, holders will not be able to convert Series B Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock;
•	the name and address of the paying agent and the conversion agent; and
•	the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right.
We will issue a press release and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series B Preferred Stock.
To exercise the Change of Control Conversion Right, the holder of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Series B Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;
•	the number of shares of Series B Preferred Stock to be converted; and
•	that the Series B Preferred Stock is to be converted pursuant to the applicable provisions of the Series B Preferred Stock.
The “Change of Control Conversion Date” is the date the Series B Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series B Preferred Stock.
The “Common Stock Price” will be: (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, or (ii) the average of the closing prices per share for our Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our Common Stock is other than solely cash.
Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series B Preferred Stock;
•	if certificated Series B Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and
•	the number of shares of Series B Preferred Stock, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series B Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.
Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series B Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series B Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date, in accordance with our optional redemption right or special optional redemption right. See “— Optional Redemption” and “— Special Optional Redemption” above.
We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.
We will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series B Preferred Stock into shares of our Common Stock. Notwithstanding any other provisions of the Series B Preferred Stock, no holder of Series B Preferred Stock will be entitled to convert such Series B Preferred Stock into shares of our Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter (as may be amended and supplemented) setting forth the terms of the Series B Preferred Stock, unless we provide an exemption from this limitation for such holder. See “— Restrictions on Ownership and Transfer” below.
Except as provided above in connection with a Change of Control, the Series B Preferred Stock is not convertible into or exchangeable for any other securities or property.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series B Preferred Stock are entitled to be paid out of our assets that are legally available for distribution to our stockholders (after payment or provision for payment of all of our debts and other liabilities) the sum of (a) the liquidation preference of $25.00 per share and (b) an amount equal to any accrued and unpaid distributions (whether or not declared) to the date of payment, before any distribution of assets is made to holders of our Common Stock or shares of any class or series of our preferred stock that we may issue that ranks junior to the Series B Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the Series B Preferred Stock as to liquidation rights, including the Series C Preferred Stock, then the holders of the Series B Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of Series B Preferred Stock will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, a statutory share exchange by us or the sale, lease or conveyance of all or substantially all of our assets or business shall not be deemed to constitute a liquidation, dissolution or winding up of us.
Voting Rights
Holders of Series B Preferred Stock have no voting rights, except as follows:

•	If distributions on our Series B Preferred Stock are due for six or more quarterly periods and remain unpaid, whether or not these quarterly periods are consecutive, holders of the Series B Preferred Stock, voting together as a single class with the holders of the Series C Preferred Stock and any other class or series of preferred stock which have similar voting rights that are exercisable, will be entitled to vote for the election of two additional directors (if not already elected by the holders of such other classes or series of parity voting preferred stock) to serve on our board of directors until all distribution arrearages have been paid.
•	If the listing of the Series B Preferred Stock on the NYSE or another national securities exchange or market is not maintained for 180 consecutive days, until such listing default is cured, the holders of Series B Preferred Stock, voting together with the holders of any other class or series of preferred stock which have similar voting rights that are exercisable, will be entitled to elect up to two additional directors (if not already elected by reason of similar types of voting rights of the holders of the Series B Preferred Stock) to serve on our board of directors.
•	In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series B Preferred Stock (voting as a separate class) is required for us to authorize, create or increase the authorized or issued amount of any class or series of our equity securities ranking senior to the outstanding Series B Preferred Stock as to distributions and amounts upon liquidation or to amend our charter (whether by merger, consolidation or otherwise), in a manner that materially and adversely affects the rights of the holders of the Series B Preferred Stock, unless the Series B Preferred Stock remains outstanding with its terms materially unchanged or, if the Corporation is not the surviving entity, the Series B Preferred Stock is exchanged for a security of the surviving entity with terms that are materially the same as the Series B Preferred Stock.
In any matter in which the holders of the Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock is entitled to one vote. If the holders of the Series B Preferred Stock and another series of preferred stock are entitled to vote together as a single class on any matter, the Series B Preferred Stock and the shares of the other class or series will have one vote for each $25.00 of liquidation preference. The two additional directors described above shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Series B Preferred Stock when they have the voting rights set forth above (voting together as a single class with the holders of any class or series of preferred stock which have similar voting rights that are exercisable) in such election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates, whichever occurs earlier.

Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series B Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series B Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series B Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.
Restrictions on Ownership and Transfer
Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% of the outstanding shares of our Common Stock. The articles supplementary designating the terms of the Series B Preferred Stock provide that the 9.9% ownership limitation applies to ownership of our Series B Preferred Stock as a separate class.
Any person who acquires or attempts to acquire beneficial or constructive ownership of Series B Preferred Stock that will or may violate the ownership limitation is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our REIT status.
If our Board of Directors or a committee thereof determines that a transfer or proposed transfer of the shares of Series B Preferred Stock violates or may violate the ownership limitation or certain other provisions of our charter prohibiting transfers that may have the effect of causing us to lose our REIT status, our Board of Directors or committee thereof is empowered to take any action it deems advisable to refuse to give effect to or to prevent such transfer, including (i) electing to purchase any shares owned by a person or group of affiliated persons in excess of the ownership limitations or (ii) refusing to transfer or issue shares to a person if an acquisition of shares by such person or group would result in such person or group exceeding these ownership limits or jeopardizing our status as a REIT. Any transfer of shares that would result in a person or group exceeding ownership limits or in our disqualification as a REIT is deemed void as of the date of such transfer. Our Board of Directors has the right to waive ownership limitations and excess share provisions of our charter and the articles supplementary designating the terms of the Series B Preferred Stock.
Listing
The Series B Preferred Stock is listed on the NYSE, under the symbol “CDRpB”.
Registrar and Transfer Agent
American Stock Transfer & Trust Company, LLC is the registrar and transfer agent for the Series B Preferred Stock.
Description of the Series C Preferred Stock
Ranking
The Series C Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up, ranks:
(i) senior to our Common Stock and all other classes or series of our equity securities we may issue in the future, the terms of which specifically provide that such equity securities will rank junior to the Series C Preferred Stock;
(ii) on a parity with the Series B Preferred Stock and all other classes or series of our equity securities we may issue, the terms of which specifically provide that such equity securities rank on a parity with the Series C Preferred Stock; and
(iii) junior to all classes or series of equity securities we may issue the terms of which specifically provide that such equity securities rank senior to the Series C Preferred Stock.
The term “equity securities” does not include any convertible debt securities we may issue in the future.
Dividends

Holders of the Series C Preferred Stock are entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.50% of the liquidation preference per annum (equivalent to $1.625 per annum per share). Dividends on the Series C Preferred Stock accrue and are cumulative from, and including, the dividend payment date immediately preceding the date of issuance of the Series C Preferred Stock and are payable quarterly in arrears on the 20th day of each February, May, August and November or, if not a business day, the next business day. Dividends payable on the Series C Preferred Stock for any partial period are computed on the basis of a 360-day year consisting of twelve 30-day months. We pay dividends to holders of record as they appear in our stock transfer books at the close of business on the applicable record date designated by our board of directors for the payment of dividends that is not more than 60 nor less than 10 days prior to the dividend payment date.
We do not authorize or pay any dividends on the Series C Preferred Stock or set aside funds for the payment of dividends if restricted or prohibited by law, or if the terms of any of our agreements, including agreements relating to our indebtedness or our other series of preferred stock, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement. We are, and may in the future become, a party to agreements which restrict or prevent the payment of dividends on, or the purchase or redemption of, shares. These restrictions may include indirect covenants which require us to maintain specified levels of net worth or assets.
Notwithstanding the foregoing, dividends on the Series C Preferred Stock accrue whether or not we have earnings, whether or not there are funds legally available for the payment of dividends and whether or not dividends are authorized. Accrued but unpaid dividends on the Series C Preferred Stock do not bear interest, and holders of the Series C Preferred Stock are not entitled to any dividends in excess of full cumulative dividends as described above. All of our dividends on the Series C Preferred Stock, including any capital gain dividends, are credited first to the earliest accrued and unpaid dividend due.
We do not declare or pay any dividends (other than dividends in kind on our Common Stock or shares of any other class or series of our preferred stock that rank junior to the Series C Preferred Stock as to dividends), or set aside any funds for the payment of dividends, on shares of our Common Stock or shares of any other class or series of our preferred stock that rank on a parity with or junior to the Series C Preferred Stock as to dividends, including the Series B Preferred Stock, or redeem, purchase or otherwise acquire shares of our Common Stock or shares of any other class or series of our preferred stock that rank on a parity with or junior to the Series C Preferred Stock, including the Series B Preferred Stock, as to dividends (except by conversion into or exchange for our Common Stock or other shares ranking junior to the Series C Preferred Stock), unless we also have declared and either paid or set aside for payment full cumulative dividends on the Series C Preferred Stock for all past dividend periods (other than pro rata dividends as described below). This restriction does not limit our redemption, purchase or other acquisition of shares for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our charter (including the articles supplementary designating the terms of the Series C Preferred Stock) or for the purpose of preserving our status as a REIT for U.S. federal income tax purposes.
If dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and any other class or series of our preferred stock ranking on a parity with the Series C Preferred Stock as to dividends, including the Series B Preferred Stock, all dividends declared upon the Series C Preferred Stock and such other class or series of preferred stock will be authorized pro rata so that the amount of dividends authorized per share of Series C Preferred Stock and per share of such other class or series of preferred stock (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such other class or series of preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears.
Optional Redemption
At our option upon not less than 30 nor more than 60 days written notice, we may redeem the Series C Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends to, but not including, the date fixed for redemption.
We will mail to record holders of the Series C Preferred Stock a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any share of Series C Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;
•	the redemption price, including, without limitation, a statement as to whether or not accumulated but unpaid dividends will be payable as part of the redemption price, or payable on the next dividend payment date, to the record holder at the close of business on the relevant record date;
•	the number of shares of Series C Preferred Stock to be redeemed;
•	the place where the certificates (if any) for the Series C Preferred Stock are to be surrendered for payment; and
•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.
If we redeem fewer than all of the shares of Series C Preferred Stock held by any holder, the notice of redemption mailed to each stockholder will also specify the number of shares of Series C Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series C Preferred Stock to be redeemed in accordance with the procedures of the Depositary Trust Company (“DTC”). Any redemption may be made conditional on such factors as may be determined by our board of directors and as set forth in the redemption notice. Unless full cumulative dividends on all shares of Series C Preferred Stock have been or contemporaneously are declared and either paid or set aside for payment for all past dividend periods, we generally may not redeem any Series C Preferred Stock unless we redeem all of the Series C Preferred Stock.
If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the shares of Series C Preferred Stock called for redemption, then, from and after the redemption date, those shares of Series C Preferred Stock will be treated as no longer outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series C Preferred Stock will terminate. The holders of those shares of Series C Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date.
The holders of shares of Series C Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series C Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series C Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock to be redeemed.
The Series C Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions, except as provided under “— Restrictions on Ownership and Transfer” below.
Subject to applicable law, we may purchase Series C Preferred Stock in the open market, by tender or by private agreement. Any Series C Preferred Stock that we reacquire will be returned to the status of authorized but unissued preferred stock, without designation as to series until such shares are once more designated as part of a particular series by our board of directors.
Special Optional Redemption
Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series C Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined in “— Conversion Rights” below), we have provided or provide notice of redemption with respect to the Series C Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series C Preferred Stock will not have the conversion right described below under “— Conversion Rights”.
We will mail to record holders of the Series C Preferred Stock a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any share of Series C Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;
•	the redemption price, including, without limitation, a statement as to whether or not accumulated but unpaid dividends will be payable as part of the redemption price, or payable on the next dividend payment date, to the record holder at the close of business on the relevant record date;
•	the number of shares of Series C Preferred Stock to be redeemed;
•	the place where the certificates (if any) for the Series C Preferred Stock are to be surrendered for payment;
•	that the Series C Preferred Stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;
•	that the holders of the Series C Preferred Stock to which the notice relates will not be able to tender such Series C Preferred Stock for conversion in connection with the Change of Control and each share of Series C Preferred stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and
•	that dividends on the Series C Preferred Stock to be redeemed will cease to accrue on the redemption date.
If we redeem fewer than all of the outstanding shares of Series C Preferred Stock held by any holder, the notice of redemption mailed to each stockholder will also specify the number of shares of Series C Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series C Preferred Stock to be redeemed in accordance with the procedures of DTC. Any such redemption may be made conditional on such factors as may be determined by the board of directors and as set forth in the notice.
Unless full cumulative dividends on all shares of Series C Preferred Stock have been or contemporaneously are declared and either paid or set apart for payment for all past dividend periods, no shares of Series C Preferred Stock will be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed. In addition, unless full cumulative dividends on all shares of Series C Preferred Stock have been or contemporaneously are declared and either paid or set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock, any shares of our Common Stock or shares of any other class or series ranking junior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation (except by conversion into or exchange for shares of our equity securities ranking junior to the Series C Preferred Stock as to dividends and upon liquidation). These restrictions on redemptions, purchases and other acquisitions shall not prevent our redemption, purchase or acquisition of preferred stock of any series in order to ensure that we remain qualified as a REIT for U.S. federal income tax purposes, or the purchase or acquisition of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of the Series C Preferred Stock.
If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series C Preferred Stock called for redemption, then from and after the redemption date, those shares of Series C Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series C Preferred Stock will terminate. The holders of those shares of Series C Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date.
The holders of Series C Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series C Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series C Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Stock to be redeemed.

For purposes of the special optional redemption and the Change of Control Conversion Rights described below, a “Change of Control” is when, after the date of original issuance of Series C Preferred Stock, the following has occurred and is continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of our capital stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), and (y) following the closing of any transaction referred to in clause (x), neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ; or
•	a change of control occurs pursuant to the provisions of any shareholder rights plan that may be adopted by the Company.
Conversion Rights
The Series C Preferred Stock is not convertible into or exchangeable for any property or other securities unless upon the occurrence of a Change of Control as described below.
Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series C Preferred Stock as described under “— Optional Redemption” or “— Special Optional Redemption”, to convert some or all of the Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”), on the Change of Control Conversion Date into a number of shares of our Common Stock per share of Series C Preferred Stock (the “Common Stock Conversion Consideration”), equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for the Series C Preferred Stock dividend payment and prior to the corresponding Series C Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and
•	9.8814, (the “Stock Cap”), subject to the adjustments described below.
The Stock Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of our Common Stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to our Common Stock as follows: the adjusted Stock Cap as the result of a Stock Split will be the number of shares of our Common Stock that is equivalent to the product obtained by multiplying (i) the Stock Cap in effect immediately prior to such Stock Split by (ii) a fraction, the numerator of which is the number of shares of our Common Stock outstanding after giving effect to such Stock Split and the denominator of which is the number of shares of our Common Stock outstanding immediately prior to such Stock Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right (or equivalent Alternative Conversion Consideration, as applicable), will not exceed 59,782,470 in total (or equivalent Alternative Conversion

Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Stock Cap.
In the case of a Change of Control pursuant to which shares of our Common Stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series C Preferred Stock will receive upon conversion of such Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”), and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control (the “Conversion Consideration”).
If the holders of our Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series C Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
We will not issue fractional shares of Common Stock upon the conversion of the Series C Preferred Stock. Instead, we will pay the cash value of such fractional shares.
Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;
•	the date of the Change of Control;
•	the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right;
•	the method and period for calculating the Common Stock Price;
•	the Change of Control Conversion Date;
•	that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series C Preferred Stock, holders will not be able to convert Series C Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock;
•	the name and address of the paying agent and the conversion agent; and
•	the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right.
We will issue a press release and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series C Preferred Stock.
To exercise the Change of Control Conversion Right, the holder of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;
•	the number of shares of Series C Preferred Stock to be converted; and
•	that the Series C Preferred Stock is to be converted pursuant to the applicable provisions of the Series C Preferred Stock.
The “Change of Control Conversion Date” is the date the Series C Preferred Stock is to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series C Preferred Stock.
The “Common Stock Price” will be: (i) the amount of cash consideration per share of Common Stock, if the consideration to be received in the Change of Control by the holders of our Common Stock is solely cash, or (ii) the average of the closing prices per share for our Common Stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our Common Stock is other than solely cash.
Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series C Preferred Stock;
•	if certificated Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and
•	the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series C Preferred Stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.
Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series C Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series C Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date, in accordance with our optional redemption right or special optional redemption right. See “— Optional Redemption” and “— Special Optional Redemption” above.
We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.
We will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Stock into shares of our Common Stock. Notwithstanding any other provisions of the Series C Preferred Stock, no holder of Series C Preferred Stock will be entitled to convert such Series C Preferred Stock into shares of our Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter and our articles supplementary setting forth the terms of the Series C Preferred Stock, unless we provide an exemption from this limitation for such holder. See “— Restrictions on Ownership and Transfer” below.
Except as provided above in connection with a Change of Control, the Series C Preferred Stock is not convertible into or exchangeable for any other securities or property.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series C Preferred Stock are entitled to be paid out of our assets that are legally available for distribution to our stockholders (after payment or provision for payment of all of our debts and other liabilities) the sum of (a) the liquidation preference of $25.00 per share and (b) an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to holders of our Common Stock or shares of any class or series of our preferred stock that we may issue that ranks junior to the Series C Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the Series C Preferred Stock as to liquidation rights, including the Series B Preferred Stock, then the holders of the Series C Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of Series C Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, a statutory share exchange by us or the sale, lease or conveyance of all or substantially all of our assets or business shall not be deemed to constitute a liquidation, dissolution or winding up of us.
Voting Rights
Holders of Series C Preferred Stock have no voting rights, except as follows:

•	If dividends on our Series C Preferred Stock are due for six or more quarterly periods and remain unpaid, whether or not these quarterly periods are consecutive, holders of the Series C Preferred Stock, voting together as a single class with the holders of the Series B Preferred Stock and any other class or series of preferred stock which have similar voting rights that are exercisable, will be entitled to vote for the election of two additional directors (if not already elected by the holders of such other classes or series of parity voting preferred stock) to serve on our board of directors until all dividend arrearages have been paid.
•	In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series C Preferred Stock (voting as a separate class) is required for us to authorize, create or increase the authorized or issued amount of any class or series of our equity securities ranking senior to the outstanding Series C Preferred Stock as to dividends and amounts upon liquidation or to amend our charter (whether by merger, consolidation or otherwise), in a manner that materially and adversely affects the rights of the holders of the Series C Preferred Stock, unless the Series C Preferred Stock remains outstanding with its terms materially unchanged or, if the Corporation is not the surviving entity, the Series C Preferred Stock is exchanged for a security of the surviving entity with terms that are materially the same as the Series C Preferred Stock.
In any matter in which the holders of the Series C Preferred Stock are entitled to vote, each share of Series C Preferred Stock is entitled to one vote. If the holders of the Series C Preferred Stock and another series of preferred stock are entitled to vote together as a single class on any matter, the Series C Preferred Stock and the shares of the other class or series will have one vote for each $25.00 of liquidation preference. The two additional directors described above shall be elected by a plurality of the votes cast by the holders of the outstanding shares of Series C Preferred Stock when they have the voting rights set forth above (voting together as a single class with the holders of any class or series of preferred stock which have similar voting rights that are exercisable) in such election to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates, whichever occurs earlier.
Holders of shares of Series C Preferred Stock vote on any matters on which holders of Series C Preferred Stock are entitled to vote as a single class with all other issued and outstanding shares of Series C Preferred Stock.

Information Rights
During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series C Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series C Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series C Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.
Restrictions on Ownership and Transfer
Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.9% of the outstanding shares of our Common Stock. The articles supplementary designating the terms of the Series C Preferred Stock provide that the 9.9% ownership limitation applies to ownership of our Series C Preferred Stock as a separate class.
Any person who acquires or attempts to acquire beneficial or constructive ownership of Series C Preferred Stock that will or may violate the ownership limitation is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our REIT status.
If our Board of Directors or a committee thereof determines that a transfer or proposed transfer of the shares of Series C Preferred Stock violates or may violate the ownership limitation or certain other provisions of our charter prohibiting transfers that may have the effect of causing us to lose our REIT status, our Board of Directors or committee thereof is empowered to take any action it deems advisable to refuse to give effect to or to prevent such transfer, including (i) electing to purchase any shares owned by a person or group of affiliated persons in excess of the ownership limitations or (ii) refusing to transfer or issue shares to a person if an acquisition of shares by such person or group would result in such person or group exceeding these ownership limits or jeopardizing our status as a REIT. Any transfer of shares that would result in a person or group exceeding ownership limits or in our disqualification as a REIT is deemed void as of the date of such transfer. Our Board of Directors has the right to waive ownership limitations and excess share provisions of our charter and the articles supplementary designating the terms of the Series C Preferred Stock.
Listing
The Series C Preferred Stock is listed on the NYSE, under the symbol “CDRpC”.
Registrar and Transfer Agent
American Stock Transfer & Trust Company, LLC is the registrar and transfer agent for the Series C Preferred Stock.
Material Provisions of Maryland Law and our Charter and Bylaws
Number of Directors; Vacancies
Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be less than three.
Whenever any vacancy occurs on the board of directors by reason of death, resignation, removal, or increase in the authorized number of directors, or otherwise, it may be filled by the board of directors or by the stockholders at a special meeting of the stockholders called for that purpose.
Annual Elections; Majority Voting
Each of our directors will be elected by our stockholders to serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Our bylaws provide for majority voting in uncontested director elections. Pursuant to our bylaws, in a contested election, directors are elected by a plurality of all of the votes cast in the election of directors, and in an uncontested election, a director is elected if he or she receives more votes for his or her election than votes against his or her election.
Removal of Directors

Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, and then only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors. “Cause” is defined in our charter to mean the willful and continuous failure of a director to substantially perform such director’s duties (other than any such failure resulting from temporary incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the corporation.
Calling of Special Meetings of Stockholders
Our bylaws provide that special meetings of stockholders may be called by our chairman of the board. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders shall be called by the chairman of the board or the secretary of the corporation upon the written request of (x) a majority of the directors or (y) the holders of 25 percent or more of all the votes entitled to be cast on such matter at such meeting.
Business Combinations
The MGCL provides that “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who beneficially owns 10% or more of the voting power of the corporation’s voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding stock of the corporation.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by two super-majority stockholder votes, unless, among other conditions, the holders of the corporation’s common stock receive a minimum price, as defined by Maryland law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. None of these provisions of Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation before the time that the interested stockholder becomes an interested stockholder. Furthermore, a person is not an interested stockholder if the transaction by which he or she would otherwise have become an interested stockholder is approved in advance by the board of directors.
As permitted by Maryland law, our charter contains an election exempting any business combinations between us and any other person or entity from the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person as described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

Control Share Acquisitions
The MGCL provides that the acquirer of certain levels of voting power in electing directors of a Maryland corporation (one-tenth or more, but less than one-third, one-third or more but less than a majority, and a majority or more) is not entitled to vote the shares in excess of the applicable threshold unless voting rights for the shares are approved at a meeting by holders of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by an officer or director of the corporation who is an employee of the corporation, or unless the acquisition of the shares has been specifically or generally approved or exempted from the statute by a provision in the corporation’s charter or bylaws adopted before the acquisition of the shares.
As permitted by Maryland law, our charter contains an election exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock.
Appraisal Rights
The MGCL provides that stockholders may exercise appraisal right, subject to certain exceptions, including if appraisal rights are eliminated under a company’s charter or if the company’s stock is listed on a national securities exchange. The Company’s preferred stock is listed on a national securities exchange, therefore stockholders will not be entitled to exercise appraisal rights in the event of our consolidation, merger, transfer or business combination, the acquisition of the stockholder’s stock in a share exchange, amendment of our charter in a way that substantially adversely affects the stockholders’ rights, or our conversion to a different form of entity.
Subtitle 8
Under Subtitle 8 of Title 3 of the MGCL, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three directors who are not officers or employees of the corporation, and who are not affiliated with a person who is seeking to acquire control of the corporation, may elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:
•a classified board requirement;
•a two-thirds vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the board of directors;
•a requirement that a vacancy on the board be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies; or
•a requirement for the calling of a special meeting of stockholders only at the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting.
We have not elected to create a classified board; however, our board of directors may elect in the future, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.
Amendments to Our Charter and Bylaws
Other than amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in our charter, our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast two-thirds of all of the votes entitled to be cast on the matter. Our board of directors, without stockholder approval, has the power under our charter to amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify any unissued shares of our preferred stock, or reclassify any unissued shares of our common stock or preferred stock, into one or more classes or series of stock and set the terms of such newly classified or reclassified shares.
Our board of directors may amend or repeal our bylaws or adopt new by laws. In addition, stockholders, by the affirmative vote of a majority of all votes entitled to be cast on the matter, may amend or repeal our bylaws or adopt new bylaws, provided, that stockholders may not alter or repeal the section of our bylaws providing for director, officer and employee indemnification or the provisions relating to amendment of the bylaws, in either case without the approval of our board of directors
Transactions Outside the Ordinary Course of Business

We generally may not merge with or into or consolidate with another company, sell all or substantially all of our assets or engage in a statutory share exchange or convert unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The provisions of the MGCL, our charter and our bylaws described above including, among others, and the restrictions on ownership and transfer of our stock, could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests.
Indemnification and Limitation of Directors’ and Officers’ Liability
Our charter and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Maryland law.
The MGCL generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either (i) committed in bad faith or (ii) the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings. However, a corporation may not indemnify a director or officer who shall have been adjudged to be liable to the corporation, or who instituted a proceeding against the corporation (unless such proceeding was brought to enforce the indemnification provisions of the MGCL, or the charter, bylaws, a resolution of the board of directors of the corporation or an agreement approved by the board of directors). In addition, a director may not be indemnified under the MGCL in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct. A director or officer who has been successful on the merits or otherwise, in the defense of any proceeding referred to above shall be indemnified against any reasonable expenses incurred by the director or officer in connection with the proceeding.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.